Exhibit 99.1

Valley Financial Corporation▲

FOR RELEASE 4:00 p.m. October 6, 2010

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Telephone: 540-769-8500
Email: egutshall@myvalleybank.com
Web site: www.myvalleybank.com

VALLEY FINANCIAL CORPORATION FORMALIZES
AGREEMENT WITH REGULATOR

ROANOKE, VIRGINIA (October 6, 2010) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) (the “Company”) previously disclosed that in recognition of their common goal to maintain the financial soundness of the Company it anticipated entering into a written agreement with the Federal Reserve Bank (the “Federal Reserve”).  The Company announced today that as anticipated it and its banking subsidiary, Valley Bank (the “Bank”) have entered into a written agreement (the “Agreement”) with the Federal Reserve Bank of Richmond. Under the Agreement, the Company and the Bank have committed to take certain actions to strengthen the Company’s and the Bank’s financial condition and maintain effective control over and supervision of major operations and activities, including credit risk management, capital and funding contingency plans and earnings.  The Agreement does not impose restrictions on the products or services the Company or the Bank offers to customers.

“Prior to being discussed with the Federal Reserve, management and the Board have been working proactively to address and have made significant progress in addressing many of the matters covered in the Agreement.  At the same time, we have continued to serve our customers with the high level of service and dedication for which our franchise is recognized in the market. Many of the issues discussed in the Agreement have already been addressed and we expect to make further progress in the near future. We have a very constructive working relationship with our regulators and will continue to coordinate closely with them as we work to address the remaining issues in the Agreement as quickly as possible” said Ellis L. Gutshall, President and Chief Executive Officer.

CEO Gutshall further stated, “We are committed to taking the actions necessary to effectively and appropriately deal with the effects of the severe recession and weak recovery. We have substantially increased our loan loss reserves, increased problem loan management efforts and staffing, enhanced credit administration procedures, stress tested our loan portfolio and increased our focus on reducing loan concentrations. At the same time, we have continued the execution of our three year strategic plan by substantially increasing core deposits while maintaining a “well capitalized” capital status at both the Company and the Bank.”

About Valley Financial Corporation

Strong Balance Sheet and Deposit Growth
At June 30, 2010, Valley Financial’s total assets were $762.4 million, total deposits were $609.3 million, total loans stood at $541.5 million and total shareholders' equity was $54.4 million. Compared with June 30, 2009, the Company experienced increases of $67.7 million or 10% in total assets and $79.5 million or 15% in total deposits, while total loans decreased $46.5 million or 8% over the twelve-month period.

2010 Earnings Performance
Net income for the six-month period ended June 30, 2010 was $2,103,000 compared to net loss of $4,277,000 for the same period last year, an increase of $6,380,000 or 149%.  After the dividend on preferred stock and accretion on discounts on warrants, net income available to common shareholders year-to-date was $1,624,000, or $0.35 per diluted common share, as compared to a net loss to common shareholders of $4,752,000, or ($1.02) per diluted common share, for the same period last year.   Loan loss provisions decreased $9,561,000 in comparison to the prior year period, from $9,434,000 in 2009 to a reduction of $127,000 in the six-month period ended June 30, 2010.

Capital Levels Strong
Valley Financial Corporation’s capital levels remain well above the regulatory well-capitalized ratios. Tier 1 risk-based and total risk-based capital ratios were 12.07% and 13.33%, respectively, at June 30, 2010.

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Forward Looking Statements

Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.